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                                                                 EXHIBIT 11.1


                      DONALDSON, LUFKIN & JENRETTE, INC.
            SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
            COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
  AND NET EARNINGS AND PRO FORMA NET EARNINGS PER SHARE FOR THE YEARS ENDED
                       DECEMBER 31, 1996, 1995 AND 1994
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


                                                       Years Ended December 31,
                                                 1996        1995        1994
                                                 ----        ----        ----
                                                 (in thousands, except per share data)
Weighted Average Common Shares:
 Average Common Shares Outstanding               53,300      50,570
 Average Restricted Stock Units Outstanding       5,152         894
 Average Common Shares Issuable Under
    Employee Benefit Plans                        1,466         193

 Pro forma weighted average common shares
  and common share equivalents used in
  calculating earnings per share                      -           -       51,475
                                                --------    -------      -------

Weighted Average Common Shares Outstanding       59,918      51,657
                                                ========    =======

Pro forma Weighted Average Common Shares
 Outstanding                                                              51,475
                                                                         =======
Earnings:
 Net Income                                    $291,300    $179,100     $123,000
 Less: Preferred Stock Dividend Requirement      18,653      19,868       20,970
                                               --------    --------     --------
Earnings Applicable to Common Shares           $272,647    $159,232     $102,030
                                               ========    ========     ========
Earnings Per Common Share                      $   4.55    $  3.08
                                               ========    ========

Pro forma Earnings Per Common Share                                     $   1.98
                                                                       =========
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